Exhibit 99.2

QCR Holdings Inc.
a relationship driven organization®
QCR Holdings Inc. Acquisition of Guaranty Bank & Trust Co.
June 8, 2017

Special Note Regarding Forward-Looking Statements
This presentation may contain forward-looking statements within the meaning of the federal securities laws with respect to the financial condition, results of operations, plans, objectives, future performance and business of QCR Holdings and Guaranty. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of QCR Holdings’s and Guaranty’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this presentation, including forward-looking statements, speak only as of the date they are made, and neither QCR Holdings nor Guaranty undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of QCR Holdings and Guaranty to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: (i) the possibility that any of the anticipated benefits of the proposed transaction between QCR Holdings and Guaranty will not be realized or will not be realized within the expected time period; (ii) the risk that integration of operations of Guaranty with those of QCR Holdings will be materially delayed or will be more costly or difficult than expected; (iii) the inability to complete the proposed transaction due to the failure of the required stockholder approval; (iv) the failure to satisfy other conditions to completion of the proposed transaction, including receipt of required regulatory and other approvals; (v) the failure of the proposed transaction to close for any other reason; (vi) the effect of the announcement of the transaction on customer relationships and operating results; (vii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (viii) the strength of the local, national and international economy; (ix) changes in state and federal laws, regulations and governmental policies concerning QCR Holdings’s and Guaranty’s general business; (x) changes in interest rates and prepayment rates of QCR Holdings’s and Guaranty’s assets; (xi) increased competition in the financial services sector and the inability to attract new customers; (xii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (xiii) the loss of key executives or employees; (xiv) changes in consumer spending; (xv) unexpected results of acquisitions, including the acquisition of Guaranty; (xvi) unexpected outcomes of existing or new litigation involving QCR Holdings or Guaranty; (xvii) the economic impact of any future terrorist threats or attacks; (xviii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xix) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning QCR Holdings and its business, including additional factors that could materially affect QCR Holdings’s financial results, are included in QCR Holdings’s filings with the Securities and Exchange Commission (the “SEC”).

Additional Information
QCR Holdings will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction. The registration statement will include a proxy statement of Guaranty that also constitutes a prospectus of QCR Holdings, which will be sent to the stockholders of Guaranty. Guaranty’s stockholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about QCR Holdings, Guaranty and the proposed transaction. When filed, this presentation and other documents relating to the proposed transaction filed by QCR Holdings and Guaranty can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing QCR Holdings’s website at www.qcrh.com under the tab “SEC Filings” and then under “SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from QCR Holdings upon written request to QCR Holdings, Inc., Corporate Secretary, 3551 7th Street, Moline, Illinois 61265 or by calling (309) 736-3584, or from Guaranty, upon written request to Guaranty Bankshares, Ltd., Chris Lindell, Vice President, 302 Third Avenue Southeast, Cedar Rapids, Iowa 52401 or by calling (319) 286-6208.
This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Participants in this Transaction
QCR Holdings, Guaranty and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction under the rules of the SEC. Information about these participants may be found in the definitive proxy statement of QCR Holdings relating to its 2017 Annual Meeting of Stockholders filed with the SEC on April 3, 2017. This definitive proxy statement can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available.

Key Transaction Assumptions and Metrics
Deal Overview Deal Value Multiples at Announcement
Total Projected Deal Value at Close ($mm) $44.2mm Deal Value / TBV (%) 140%
(79% | 21%) / Deal Value / LTM Earnings(1) (x) 24.0x Stock / Cash Consideration (% / $mm)
($27.8mm | $7.4mm) Assumed Transaction Close Late 3Q17
Key Assumptions Financial Return Metrics
Cost Savings (as % of Guaranty’s NIE) 30% 2018 (first full year) EPS Accretion 4%+
Immediately Pre-Tax Deal Expenses ($mm) $4.0mm Tangible Book Value Earn-Back (%) Accretive
Gross Credit Mark (% / $mm) -1.7% (or -$3.3mm) Internal Rate of Return (%) > 20%

(1) LTM earnings adjusted to C-Corp status, adjusting for Guaranty’s tax-exempt loan and securities income.

Acquisition Rationale
Solidify Cedar Rapids Bank and Trust Company’s Position as the Leading Local Bank
Expand in Iowa’s second largest city with attractive demographics
Current expectation is that Guaranty B&T will merge into QCR Holdings subsidiary Cedar Rapids B&T
Guaranty is the Top Remaining Independent Community Bank in Cedar Rapids
Excellent core deposit base with 22% noninterest bearing deposits and 0.33% cost of interest-bearing deposits in Q1 2017 Consistently strong asset quality with 1.04% NPAs/Assets as of 3/31/2017
#1 Market Share in Cedar Rapids Among Community Banks, pro forma for Guaranty acquisition
#2 deposit market share overall behind only U.S. Bancorp, pro forma for Guaranty acquisition
Unrivaled Board & Management in Cedar Rapids
Chairman of the Board: Fred Timko (CRBT) & Robert Becker (Guaranty) President & CEO: Larry Helling (CRBT) & Christopher Lindell (Guaranty)
Meets the Financial Expectations of our M&A Strategy
Immediately accretive to tangible book value IRR greater than 20% with 4%+ annual EPS accretion Accretive to ROAA post cost save implementation
Trust and Wealth Management
QCRH’s $1.98b in trust assets and $916mm in brokerage assets as of March 31, 2017, combined with Guaranty’s strong trust department will allow for continued growth and top service in market Adding $180mm of AUM from Guaranty

Source: QCRH 1Q17 10-Q.

Pro Forma Franchise Map
QCRH Guaranty

Source: SNL Financial.

Pro Forma Franchise Map – Cedar Rapids
QCRH Guaranty

Source: SNL Financial.

Cedar Rapids MSA Deposit Market Share
Cedar Rapids, IA (MSA)
2016 Deposit Market Share Rank Institution (ST) Branches Deposits %
1 U.S. Bancorp (MN) 10 933,718 16.9
Pro Forma QCR Holdings 7 766,271 13.9
2 Wells Fargo & Co. (CA) 10 601,261 10.9
3 Neighbor Insurance Agency Inc (IA) 8 586,216 10.6
4 QCR Holdings Inc. (IL) 2 565,855 10.3
5 Hills Bancorp. (IA) 7 369,845 6.7
6 BTC Financial Corp. (IA) 3 264,193 4.8
7 Guaranty Bankshares Ltd. (IA) 5 200,416 3.6
8 Dunn Investment Co. (IA) 5 171,977 3.1
9 NXT Bancorp. Inc. (IA) 3 151,871 2.8
10 Country Bancorp. (IA) 5 143,893 2.6
Total For Institutions In Market 106 5,516,888
Source: SNL Financial.

Note: Dollars in thousands

Cedar Rapids Overview
CEDAR RAPIDS
LOWA
2nd largest city in Iowa
Nicknamed “City of Five Seasons” ? City Population: 131,127 ? Total MSA deposits: $5.5 billion ? Major employers:
Rockwell Collins, Inc. Transamerica
UnityPoint Health – St. Luke’s Hospital Cedar    Rapids Community School District Nordstrom
Source: SNL Financial, U.S. Census Bureau, FRED Economic Data, Nielsen.
Cedar Rapids MSA Highlights
Total Households 110,106 Median Household Income $65,370 Per Capita Income $34,613 Unemployment Rate 3.1%
Median HH Income Unemployment Rate
$70,000 4.5% $65,370 4.1% $65,000 4.0%
$60,000 $57,462 3.5%
3.1% $55,000 3.0%
$50,000 2.5%
US Cedar Rapids US Cedar Rapids

Pro Forma Loan Composition – Regulatory

Dollars in Thousands *For the period ended March 31, 2017*	Cedar Rapids B&T			Guaranty B&T			Pro Forma		
Construction & Development	$	41,377	6.1%	$	16,118	8.2%	$	57,495	6.6%
Secured by Farmland		2,988	0.4%		925	0.5%		3,913	0.4%
1 - 4 Family Real Estate		71,276	10.6%		47,897	24.3%		119,173	13.7%
5+ Family Real Estate		30,087	4.5%		29,959	15.2%		60,046	6.9%
Commercial Real Estate		235,858	35.0%		55,804	28.3%		291,662	33.5%
Agricultural		-	0.0%		-	0.0%		-	0.0%
Commercial & Industrial		229,159	34.0%		36,065	18.3%		265,224	30.5%
Consumer		6,169	0.9%		1,782	0.9%		7,951	0.9%
Other		56,517	8.4%		8,779	4.4%		65,296	7.5%
Gross Loans and Leases	**$**	**673,431**	**100.0%**	**$**	**197,329**	**100.0%**	**$**	**870,760**	**100.0%**

Cedar Rapids B&T



Other 8%
C&D 6%
0.4%
Consumer 1%
1 - 4 Family 11%
5%
C&I 34%
Comm. RE 35%

Guaranty B&T



C&D 8%
1%
Consumer
C&I 18%
24%
Comm. RE 28%
5+ Family 15%

Pro Forma



Other 8%
C&D 7%
0.4%
Consumer 1%
1 - 4 Family 14%
5+ Family 7%
C&I 30%
Comm. RE 33%

Source: SNL Financial.
Note: Data as of 3/31/17.

10

Pro Forma Deposit Composition – Regulatory
Dollars in Thousands
For the period ended March 31, 2017 Cedar Rapids B&T Guaranty B&T Pro Forma
Demand Deposits $                79,016 10.8% $                47,540 22.3% $                126,556 13.4% NOW and Other Trans Accts.                89,966 12.3%                47,723 22.4%                137,689 14.5% MMDA and Savings                363,272 49.5%                86,546 40.5%                449,818 47.5% Retail Time Deposits ( < $100K)                46,337 6.3%                21,033 9.9%                67,370 7.1% Jumbo Time Deposits ( > $100K)                154,637 21.1%                10,654 5.0%                165,291 17.5%
Total Deposits $                733,228 100.0% $                213,496 100.0% $                946,724 100.0%
Cedar Rapids B&T
Demand Jumbo Time Deps.
21% 11%
NOW and ATS
12% Retail Time 6%
MMDA and Savings 50%
Guaranty B&T
Jumbo Time 5%
Retail Time Demand Deps. 10% 22%
NOW and MMDA and ATS
Savings 22% 41%
Pro Forma
Jumbo Time Demand Deps. 17% 13% Retail Time NOW and
7% ATS 15%
MMDA and Savings 48%
Source: SNL Financial. Note: Data as of 3/31/17.

QCRH’s Mission, Vision and Values
OUR MISSION
The mission of QCR Holdings, Inc. is to make our customer’s financial dreams a reality
OUR VISION
QCRH will be ranked in the top quartile ROA of peer firms by 2020 and continue to reward shareholders and employees while strengthening our communities
OUR VALUES – LIVED AND EXPECTED OF ALL AT QCRH
Collaboration Innovation
Achievement Personal Responsibility Fulfillment